Exhibit 99.1

X-energy Reports Second Quarter 2026 Results

•
Revenues and grant income of $54.6 million, compared to revenues and grant income of $21.5 million in 2Q 2025
•
Entered long-term agreements for high-assay low-enriched uranium (“HALEU”) enrichment services with Centrus Energy Corp. and General Matter
•
Announced agreement with SGL Carbon to expand manufacturing capacity for nuclear-grade graphite
•
Received continuation application approval from the U.S. Department of Energy's (“DOE”) Advanced Reactor Demonstration Program (“ARDP”), which extends its budget period through March 2027
•
Received $11 million economic development grant from the State of Tennessee to support TRISO-X fuel fabrication campus in Oak Ridge, Tennessee
•
Acquired ~70 acres of land adjacent to its commercial nuclear fuel fabrication campus in Oak Ridge, Tennessee
•
Founding member of initiative to accelerate advanced nuclear deployment through the use of artificial intelligence with Idaho National Laboratory (“INL”), NVIDIA, AWS and other partners
•
Extended advanced nuclear fuel research partnership to continue optimizing fuel fabrication with Oak Ridge National Laboratory (“ORNL”)

ROCKVILLE, Md., August 13, 2026 – X-Energy, Inc. (Nasdaq: XE) (“X-energy” or the “Company”), a leading designer of advanced nuclear reactor technology and manufacturer of nuclear fuels, today announced second quarter 2026 financial results and operational highlights.

“Our progress in the second quarter reflects our continued focus on execution across every part of our business,” said J. Clay Sell, CEO of X-energy. “We are investing in capabilities that better position the company for commercial execution and scale. Our HALEU enrichment service agreements meaningfully de-risk a substantial portion of the deployment of our reactors, and the agreement with SGL secures our access to critical graphite components, enabling our strategy to build reactors at scale. Through our ongoing partnerships with ORNL and the State of Tennessee, as well as our recent partnership with Project Prometheus, Idaho National Lab, NVIDIA, and AWS, we are working to further lead nuclear innovation through the best tools and resources available."

“Overall, we believe this momentum only reinforces our ability to deliver for our customers and continues to build a moat between us and our competitors. We remain focused on building the technology delivery platform to help meet the demands for clean, reliable nuclear energy,” concluded Sell.

Operational Highlights

•
Secures Strategic HALEU Enrichment Services: Executed commercial order for HALEU enrichment services, entering into long-term supply agreements with Centrus Energy Corp. and General Matter to support the deployment of its commercial pipeline of Xe-100 SMRs.
•
Expands Joint Supply Chain for Key Reactor Material: Announced agreement to double SGL Carbon’s European production capacity for medium-grain isotropic graphite (“NBG-18”), a specialized material central to X-energy’s Xe-100 high-temperature gas-cooled reactor (“HTGR”). Under the agreement, among other terms, X-energy will invest up to $8 million in milestone-based payments to support new molding facilities and furnace upgrades at SGL’s facility in Chedde, France. Full execution would double European manufacturing capacity for NBG-18 by 2030, enabling the facility to produce graphite billets for up to 8 new Xe-100 reactors per year.

•
Received Continuation Application Approval from the DOE: X-energy has received formal approval of its ARDP continuation application for a budget period extension through March 2027. The ARDP provides X-energy with a 50/50 cost share to continue work toward design, licensing, commercialization, and construction of its first-of-a-kind commercial advanced nuclear plant in collaboration with Dow in Seadrift, Texas, and TX-1, its first commercial TRISO-X fuel fabrication facility.
•
TX-1 Vertical Construction Nears Completion: Vertical construction for the shell of the Company's TX-1 fuel facility in Oak Ridge, Tennessee is progressing on schedule. The Company is on track to meet its near-term milestones for vertical construction completion and the commencement of support building and interior build-out, scheduled to begin in the third quarter of 2026 as planned.
•
TRISO-X Fuel and TX-1/TX-2 Continues to Accelerate: TRISO-X, a leading manufacturer of advanced nuclear fuels and wholly-owned subsidiary of X-energy, was awarded an $11 million economic development grant from the State of Tennessee. The funding will support the continued development of the Company’s fuel fabrication campus in Oak Ridge, Tennessee, including an expected second commercial fuel facility, TX-2, and a dedicated research and development center. The award demonstrates Tennessee's continued support for TRISO-X’s efforts to build one of the world's largest TRISO fuel facility campuses.

In July, TRISO-X extended its relationship with the DOE's Oak Ridge National Laboratory through entry into a cooperative research and development agreement. This agreement expands upon a strategic collaboration that has played a central role in advancing commercial-scale TRISO fuel development and manufacturing since 2016. The 30-month agreement builds on nearly a decade of joint research, technology transfer, and process development that has enabled TRISO-X to transition to advance fuel manufacturing processes readiness to manufacture at commercial scale.

Also in July, the Company acquired approximately 70 acres of land adjacent to its commercial nuclear fuel campus in Oak Ridge, Tennessee. This expansion supports the continued development of the Company’s fuel fabrication campus, increasing TRISO-X's footprint to approximately 180 acres and is covered under the NRC's Part 70 fuel fabrication license.

•
Founding Member of DOE's AI Initiative: The Company recently joined the DOE's Project Prometheus as a founding member, collaborating with organizations including Idaho National Laboratory, Nvidia, and Amazon Web Services to accelerate advanced nuclear deployment through the use of artificial intelligence. The Company committed $10 million in private capital, along with the use of its Xe-100 HTGR design and fuel fabrication data. This data will serve as a technical platform for a three-year research campaign, leveraging the DOE’s test reactors and supercomputing capabilities to integrate frontier-class AI models into reactor design, licensing, manufacturing, construction, and semi-autonomous operation workflows, as well as fuel.
•
Strengthened Balance Sheet with Initial Public Offering (“IPO”) Net Proceeds: On April 24, 2026, the Company began trading on Nasdaq under the ticker “XE” and on April 27, 2026, the Company closed its IPO, raising approximately $1.1 billion in net proceeds.

Financial Results

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions)	2026	2025	% Change	2026	2025	% Change
Total revenues and grant income	$54.6	$21.5	154%	$98.0	$42.3	132%
Total operating expenses	164.6	64.3	156%	274.2	111.4	146%
Net cash used in operating activities	(97.3)	(20.0)	387%	(164.6)	(61.8)	166%
Net cash used in investing activities	(73.6)	(17.0)	334%	(239.6)	(18.7)	1,184%
Net cash provided by (used in) financing activities	1,092.3	(0.5)	227,186%	1,091.2	50.4	2,065%

Total revenues and grant income in the three months ended June 30, 2026 were $54.6 million, including $50.1 million of services revenue and $4.5 million of grant income. Total revenues and grant income in the six months ended June 30, 2026 were $98.0 million, including $90.0 million of services revenue and $8.0 million of grant income. Total revenues and grant income increased 154% and 132% for the three and six months ended June 30, 2026, respectively, compared to the comparable prior-year period. This was primarily due to increases of $31.9 million and $56.0 million in revenue and grant income from the ARDP Agreement with the DOE for the three and six months ended June 30, 2026, respectively. This was driven by an increase in project execution activities under the ARDP Agreement as the Company continued to advance the development and finalization of the Xe-100 reactor design. The increase reflected higher spending on materials, subcontractor services, and payroll to support the expanded scope of work.

Total operating expenses in the three months ended June 30, 2026 were $164.6 million, including $86.7 million of Direct costs. Total operating expenses in the six months ended June 30, 2026 were $274.2 million, including $152.0 million of Direct costs. Total operating expenses increased 156% and 146% for the three and six months ended June 30, 2026, respectively, compared to the comparable prior-year periods. This was primarily due to increases of $50.5 million and $87.2 million in Direct costs and increases of $50.4 million and $76.5 million in Selling, general, and administrative expenses for the three and six months ended June 30, 2026, respectively, compared to the comparable prior-year periods.

The increase in Direct costs was primarily driven by expanded activity under the ARDP Agreement. Subcontracting costs increased by $23.5 million and $32.0 million for the three and six months ended June 30, 2026, respectively. Direct materials costs increased $3.5 million and $17.7 million for the three and six months ended June 30, 2026, respectively. Additionally, direct labor costs increased by $21.7 million and $34.2 million for the three and six months ended June 30, 2026, respectively, including $16.5 million and $27.6 million from higher employee headcount to support the expanded activity under the ARDP Agreement, and $5.2 million and $6.6 million from increased non-cash equity-based and unit-based compensation expense for the three and six months ended June 30, 2026 due to equity grants to certain holders of Profits Interest Units (“PIUs”) in April.

The increase in Selling, general, and administrative expenses was driven by an increase in non-cash equity-based and unit-based compensation expense of $28.1 million and $30.9 million for the three and six months ended June 30, 2026, respectively, due to the equity grant to certain PIU holders discussed above. Compensation costs increased $10.5 million and $20.3 million for the three and six months ended June 30, 2026, respectively, primarily due to higher employee headcount. Additionally, infrastructure and professional service costs increased by $6.9 million and $14.1 million for the three and six months ended June 30, 2026, respectively.

Net cash used in operating activities in the six months ended June 30, 2026 was $164.6 million of net cash compared to $61.8 million for the six months ended June 30, 2025. The increase in cash used in operating activities is primarily driven by an increase in activity on the ARDP Agreement, including deposits to vendors for long-lead materials, as well as increases in corporate headcount and corporate contractors during the six months ended June 30, 2026 compared to the six months ended June 30, 2025.

Net cash used in investing activities in the six months ended June 30, 2026 was $239.6 million of net cash compared to $18.7 million for the six months ended June 30, 2025. The increase in net cash used in investing activities was primarily attributable to an increase in purchases of fixed-income securities of $316.5 million, and a $70.7 million increase in capital expenditures related to the construction of facilities during the six months ended June 30, 2026. These increases in cash outflows were partially offset by an increase in proceeds from investment maturities of $130.9 million and a $35.3 million increase in reimbursements received during the period for capital expenditures qualifying under government grant programs.

Net cash provided by financing activities in the six months ended June 30, 2026 was $1.1 billion of net cash compared to $50.4 million for the six months ended June 30, 2025. The net cash provided by financing activities during the six months ended June 30, 2026 was primarily due to $1.1 billion of net proceeds from X-energy’s initial public offering. The net cash provided by financing activities during the six months ended June 30, 2025 was primarily due to the January 2025 issuance of Series C-1 preferred units of $53.4 million, offset by $2.5 million of cash paid for associated issuance costs.

Liquidity

(Dollars in millions)	June 30, 2026	December 31, 2025	% Change
Cash and cash equivalents	$1,145.4	$458.9	150%
Short-term investments	489.8	304.9	61%
Long-term investments	264.6	261.5	1%
Total liquidity	$1,899.8	$1,025.3	85%

Cash and cash equivalents totaled $1.1 billion as of June 30, 2026. Short-term investments totaled $489.8 million and Long-term investments totaled $264.6 million, for total liquidity of $1,899.8 million as of June 30, 2026. The Company had no debt outstanding as of June 30, 2026 and December 31, 2025.

Project Pipeline

The Company’s project pipeline consists of 144 reactors across the U.S. and U.K. for approximately 11.5 gigawatts electric, assuming each customer exercises its contingent rights in full. X-energy’s three high-quality customers, Dow, Amazon, and Centrica, are expected to underpin the deployment of the initial fleets of Xe-100 reactors.

Participation in Upcoming Investor Conferences

X-energy is scheduled to participate in the following events in September and October 2026:

•
Wolfe Research Utilities, Midstream & Clean Energy Conference, September 30, New York, NY
•
Investing in Advanced Nuclear Energy, October 1, New York, NY
•
TD Cowen 11th Annual Nuclear Roundtable, October 8, virtual

Conference Call

X-energy will host a conference call today at 8:00 a.m. ET to discuss these results. A live audio webcast of the conference call can be accessed on the “Events & Presentations” section of the Investor Relations page of the Company's website by visiting https://investors.x-energy.com, along with the Company's presentation materials. A replay of the webcast will be available on the website for one year following the event.

About X-energy

X-energy is a leading designer of advanced small modular nuclear reactors (“SMR”) and fuel technology developed to establish a new standard in clean, safe, reliable energy. X-energy's intrinsically safe Xe-100 high-temperature gas-cooled reactor and TRISO-X particle fuel expand applications for nuclear technology, with commercial projects across grid, industrial, and AI. Together, X-energy's technology drives enhanced safety, lower cost, faster construction timelines, and scalable deployment when compared with other SMRs and conventional nuclear. For more information, visit X-energy.com or connect with us on X or LinkedIn.

Contacts

Investor Relations

Patricia Gil

+1 301.558.3040

investors@x-energy.com

Media

Robert McEntyre

+1 240.673.6565

media@x-energy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. X-energy intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section

21E of the Securities Exchange Act of 1934, as amended. Such statements can be identified by the fact they do not relate strictly to historical or current facts. Words such as “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements relating to the Company’s strategic and operational plans, including plans with respect to construction and expansion of its fuel fabrication campus, expectations with respect to changes in ARDP, the Company’s ability to receive regulatory approvals and on accelerated timeframes, expected project deployment timelines, the Company’s ability to continue to execute its business plan, its ability to continue to reduce the risk of X-energy’s supply chain, expectations regarding future supply of graphite and HALEU from its suppliers, the success of the Company’s supply chain partnerships, future growth, and business outlook.

These forward-looking statements are neither promises nor guarantees and are subject to a number of risks, uncertainties, and assumptions. Actual results may differ materially as a result of a number of factors, including, without limitation, the Company’s ability to achieve final investment decisions from its customers; ability to realize its plans to deliver a commercial Xe-100; the Company’s projects may be subject to delays or setbacks; its liquidity and ability to raise capital; changes or delays in support from the U.S. government, including ARDP; changes, delays, or an inability to receive licenses or other governmental approvals necessary for X-energy’s reactors and fuel facilities; uncertainty and changes in expected costs, schedules and unit economics due to inflation; supply chain constraints (including access to HALEU, graphite and certain other materials), labor availability, site-specific factors and first-of-a-kind risks; suppliers inability to expand or develop capacity to supply X-energy or its customers; X-energy’s limited operating experience at intended scale and the possibility that latent design or operational issues may emerge; reliance on a limited number of specialized suppliers and exposure to supply disruptions, quality issues, and trade policy changes; safety, security, and cybersecurity incidents; the nascent and uncertain market adoption of SMRs and the possibility that demand may grow more slowly than expected or customers may defer or cancel projects; competition from competitors with potentially greater resources or lower costs; reliance on key partners and customers and the risk that changes in partner or customer priorities or timelines could materially affect commercialization; customer contractual terms that may constrain capacity allocation and compress margins; fuel business dependence on a limited number of suppliers for key materials; licensing and scaling X-energy’s fuel fabrication campus and the risk of delays in licensing or facility construction; changes in laws, regulations, incentives, energy market rules, export controls, or government policies; shifts in public perception and political support for nuclear energy or customers; dependence on key personnel and ability to hire and retain talent; and ability to obtain, maintain, or enforce IP rights. The foregoing list of factors is not exhaustive. Additional information concerning these and other factors can be found in the section entitled “Risk Factors” in X-energy’s most recent Form 10-Q filed with Securities and Exchange Commission ("SEC"), and in subsequent filings made with the SEC.

Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, X-energy’s results may differ materially from its expectations and projections. Any forward-looking statements made herein speak only as of the date of this press release, and you should not rely on forward-looking statements as predictions of future events. Although X-energy believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, performance or achievements reflected in the forward-looking statements will be achieved or will occur. Except as required by law, X-energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release presents information about certain non-GAAP financial measures. The non-GAAP financial measures are supplemental measures, are not defined by or presented in accordance with GAAP, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of X-energy’s financial results as reported under GAAP. A potential limitation of these non-GAAP financial measures is that other companies may report similar non-GAAP metrics, but calculate them differently, which reduces the usefulness of these non-GAAP metrics as a comparative measure. Because of this and other limitations, you should not consider the non-GAAP financial measures as a substitute for GAAP-based financial performance measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided herein.

X-ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and share data)

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,145,424	$458,932
Short-term investments	489,752	304,908
Accounts receivable	40,782	32,940
Unbilled receivables and contract assets	75,359	41,529
Prepaid and other current assets	21,302	11,491
Due from related parties	21,256	4,580
Total current assets	1,793,875	854,380
Long-term investments	264,634	261,458
Restricted cash	4,200	3,698
Property and equipment, net	119,126	50,105
Operating lease right-of-use assets	21,750	22,696
Other long-term assets	51,626	18,934
Total assets	$2,255,211	$1,211,271
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS' EQUITY AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$10,700	$3,363
Accrued liabilities	86,142	51,217
Due to related parties	7,466	4,225
Total current liabilities	104,308	58,805
Long-term deferred revenue	12,800	12,800
Long-term deferred revenue with related parties	17,527	2,353
Long-term operating lease liabilities	24,929	20,887
Warrant liabilities	—	274,166
Total liabilities	159,564	369,011
Mezzanine equity
Class A and B common units⁽¹⁾	—	95,153
Series A, A-1, B, C, C-1, and D redeemable convertible preferred units⁽¹⁾	—	1,971,402
Total mezzanine equity	—	2,066,555
Preferred Stock: $0.0001 par value per share; 10.0 million shares authorized, no shares issued and outstanding as of June 30, 2026; no shares authorized, issued, and outstanding as of December 31, 2025	—	—
Class A common stock: $0.0001 par value per share; 1,868.0 million shares authorized, 287.4 million shares issued and outstanding as of June 30, 2026; no shares authorized, issued and outstanding as of December 31, 2025	29	—
Class B common stock: $0.0001 par value per share; 132.0 million shares authorized, 118.9 million shares issued and outstanding as of June 30, 2026; no shares authorized, issued and outstanding as of December 31, 2025	12	—
Accumulated deficit	(59,090)	(1,236,345)
Accumulated other comprehensive income (loss)	306	(117)
Additional paid-in capital	1,873,512	12,167
Total equity (deficit) attributable to X-Energy, Inc.	1,814,769	(1,224,295)
Non-controlling interests	280,878	—
Total stockholders’ equity and members’ deficit	2,095,647	(1,224,295)
Total liabilities, mezzanine equity, and stockholders’ equity and members’ deficit	$2,255,211	$1,211,271

__________

(1)
See Note 10 — Stockholders’ Equity and Mezzanine Equity to the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2026 filed with the U.S. Securities and Exchange Commission for a breakdown of mezzanine equity units.

X-ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Services revenue(1)	$50,119	$16,919	$90,025	$34,010
Grant income	4,482	4,585	7,999	8,298
Total revenues and grant income	54,601	21,504	98,024	42,308
Operating expenses
Direct costs	86,658	36,129	152,017	64,853
Selling, general and administrative	77,733	27,347	121,850	45,327
Research and development	244	808	299	1,210
Total operating expenses	164,635	64,284	274,166	111,390
Operating loss	(110,034)	(42,780)	(176,142)	(69,082)
Other income (expense)
Interest expense	—	(360)	—	(484)
Interest income	11,013	4,980	19,942	10,457
Other income (expense), net	(6,312)	(50,688)	(115,350)	(39,951)
Total other income (expense), net	4,701	(46,068)	(95,408)	(29,978)
Net loss	(105,333)	(88,848)	(271,550)	(99,060)
Less: Net loss attributable to non-controlling interests	(46,243)	(88,848)	(212,460)	(99,060)
Net loss attributable to X-Energy, Inc.	$(59,090)	$—	$(59,090)	$—

Net loss attributable to Class A common stock per share, basic and diluted(2)	$(0.21)	N/A	$(0.21)	N/A
Weighted-average shares of Class A common stock outstanding, basic and diluted(2)	280,148,818	N/A	280,148,818	N/A

Other comprehensive income (loss)
Foreign currency translation adjustment	410	(766)	553	(976)
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	—	291	—	444
Other comprehensive income (loss)	410	(475)	553	(532)
Comprehensive loss	(104,923)	(89,323)	(270,997)	(99,592)
Less: Comprehensive loss attributable to non-controlling interests	(46,179)	(89,323)	(212,253)	(99,592)
Comprehensive loss attributable to X-Energy, Inc.	$(58,744)	$—	$(58,744)	$—

__________

(1)
Includes related party revenue of $2.4 million and $2.3 million for the three months ended June 30, 2026 and 2025, respectively, and $4.3 million and $5.0 million for the six months ended June 30, 2026 and 2025, respectively.
(2)
Basic and diluted net loss per Class A common stock is presented only for the period after the Company’s reorganization transactions. See Note 1 — Organization and Nature of Business and Note 12 — Net Loss per Share to the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2026 for a description of the reorganization transactions and the calculation of net loss per share, respectively.

X-ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(271,550)	$(99,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,090	550
Equity-based and unit-based compensation	43,926	6,424
Mark-to-market loss on warrant liabilities	114,473	39,540
Mark-to-market loss on C-2 Notes	—	1,363
Accretion and amortization on investments	(2,249)	—
Amortization of deferred financing costs, debt discount, and other	—	489
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(24,279)	(7,135)
Prepaid and other current assets	(10,771)	(6,270)
Due from related parties	(16,675)	10,105
Operating lease right-of use assets	4,413	(1,634)
Accounts payable and accrued liabilities	10,754	(4,127)
Long-term deferred revenue with related parties	15,174	—
Accrued interest receivable	(163)	—
Other long-term assets	(32,564)	(394)
Due to related parties	3,239	(194)
Operating lease liabilities	614	(1,496)
Net cash used in operating activities	$(164,568)	$(61,839)
Cash flows from investing activities:
Capital expenditures	(106,266)	(35,587)
Reimbursement of capital expenditures under government grant	52,261	16,920
Purchase of investments	(316,468)	—
Proceeds from maturities on investments	130,858	—
Net cash used in investing activities	$(239,615)	$(18,667)
Cash flows from financing activities:
Payments of mezzanine equity issuance costs	—	(2,525)
Payment of debt issuance costs	—	(497)
Payment of transaction costs	(12,499)	—
Proceeds from issuance of Preferred Units	500	53,424
Proceeds from initial public offering, net of underwriting costs	1,103,235	—
Net cash provided by financing activities	$1,091,236	$50,402
Net effect of exchange rate	(59)	127
Net increase (decrease) in cash, cash equivalents, and restricted cash	686,994	(29,977)
Cash, cash equivalents, and restricted cash at beginning of period	462,630	514,600
Cash, cash equivalents, and restricted cash at end of period	$1,149,624	$484,623

X-ENERGY, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except share and per share data)

Adjusted Net Loss, Fully Diluted Share Count, and Adjusted Net Loss per Share, Diluted

Non-GAAP fully diluted share count is defined as the weighted average of Class A common stock outstanding for the period reported if (i) all of the holders of X-Energy Reactor Company, LLC (“XERC”) Common Units redeemed their XERC Common Units for shares of X-energy’s Class A common stock on a 1:1 basis (and effected the cancellation of their Class B common stock of which they hold an equal number to the number of XERC Common Units they hold), (ii) all of X-energy’s outstanding options (whether or not vested and whether or not in-the-money) that remain outstanding were exercised for Class A common stock and (iii) all of X-energy’s outstanding RSAs and RSUs vested. Adjusted net loss adjusts GAAP net loss attributable to X-Energy, Inc. by (i) including net loss attributable to XERC prior to the IPO, (ii) including net loss attributable to non-controlling interests subsequent to the IPO, (iii) excluding equity-based and unit-based compensation and (iv) excluding mark-to-market losses on warrant liabilities and C-2 Notes from Net Loss. Adjusted net loss per share, diluted is calculated by dividing Adjusted net loss by the fully diluted share count.

Management uses these non-GAAP financial measures to evaluate potential shareholder dilution, facilitate period-over-period comparability, and support internal planning and capital allocation. Management believes they provide investors useful supplemental information. Non-GAAP fully diluted share count helps investors assess the potential impact on the Company's capital structure of outstanding XERC Common Units redeemable for Class A common stock (with an equal number of Class B common stock cancelled) and equity awards, while Adjusted net loss and Adjusted net loss per share, diluted aid period-to-period comparisons by excluding certain non-cash items that may obscure underlying operating trends. Including net loss attributable to non-controlling interests enables investors to evaluate the operating results of the Company’s consolidated business without regard to its ownership structure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss attributable to X-Energy, Inc.	$(59,090)	$—	$(59,090)	$—
Net loss attributable to X-Energy Reactor Company, LLC (“XERC”) prior to the IPO	(21,159)	(88,848)	(187,376)	(99,060)
Net loss attributable to non-controlling interests subsequent to the IPO	(25,084)	—	(25,084)	—
Net loss	$(105,333)	$(88,848)	$(271,550)	$(99,060)

Adjustments:
Equity-based and unit-based compensation	39,661	6,358	43,926	6,424
Mark-to-market loss on warrant liabilities and C-2 Notes	5,574	51,484	114,473	40,903

Adjusted net loss	$(60,098)	$(31,006)	$(113,151)	$(51,733)

Denominator:
Weighted average shares of Class A common stock outstanding, basic and diluted	280,148,818	N/A	280,148,818	N/A

Adjustments:
Shares of Class B common stock outstanding(1)	118,907,377	N/A	118,907,377	N/A
Vested and unvested stock options outstanding	7,566,848	N/A	7,566,848	N/A
Unvested Restricted Stock Awards and Restricted Stock Units	7,531,628	N/A	7,531,628	N/A

Fully diluted share count(2)	414,154,671	N/A	414,154,671	N/A

Net loss per share, diluted(3)	$(0.21)	N/A	$(0.21)	N/A
Adjusted net loss per share, diluted(4)	$(0.15)	N/A	$(0.27)	N/A

__________

(1)
Holders of shares of Class B common stock hold an equal number of XERC Common Units (as defined in the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2026). XERC Common Units can be redeemed for shares of Class A common stock or, at the Company's election in certain circumstances, cash. At the time of redemption of XERC Common Units for shares of Class A common stock, an equivalent number of shares of Class B common stock are cancelled.
(2)
The Company currently has a warrant outstanding that is exercisable for 14.1 million shares contingent upon future events or performance conditions. This warrant is not currently included in the fully diluted share count as it was not deemed probable of vesting as of June 30, 2026.
(3)
Net loss per share, diluted is calculated by dividing the Net loss attributable to X-Energy, Inc. by the Weighted average shares of Class A common stock outstanding, basic and diluted.
(4)
Adjusted net loss per share, diluted is calculated by dividing Adjusted net loss by the fully diluted share count.

Adjusted EBITDA

Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) adjusts Net loss attributable to X-Energy, Inc. by (i) including net loss attributable to XERC prior to the IPO, (ii) including net loss attributable to non-controlling interests subsequent to the IPO, and then adjusting for (iii) interest expense, (iv) interest income and (v) depreciation and amortization expense. EBITDA is used by management to evaluate the Company’s operating performance by excluding the effects of financing decisions, income taxes, and non-cash depreciation and amortization, which can vary significantly between companies due to differences in capital structure, tax positions and asset bases. EBITDA is useful to investors because it allows investors insight into the Company’s core operating performance and facilitates comparisons across reporting periods.

Adjusted EBITDA is EBITDA excluding (i) equity-based and unit-based compensation and (ii) mark-to-market loss on warrant liabilities and C-2 Notes. Adjusted EBITDA is used by management to assess the Company’s operating performance. Management believes these adjustments exclude variables unrelated to the Company’s core operations and allow for meaningful comparisons between the Company’s operating results from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss attributable to X-Energy, Inc.	$(59,090)	$—	$(59,090)	$—
Net loss attributable to XERC prior to the IPO	(21,159)	(88,848)	(187,376)	(99,060)
Net loss attributable to non-controlling interests subsequent to the IPO	(25,084)	—	(25,084)	—
Net loss	(105,333)	(88,848)	(271,550)	(99,060)

Adjustments:
Interest expense	—	360	—	484
Interest income	(11,013)	(4,980)	(19,942)	(10,457)
Income tax expense	—	—	—	—
Depreciation and amortization	639	324	1,090	550

EBITDA	$(115,707)	$(93,144)	$(290,402)	$(108,483)

Adjustments:
Equity-based and unit-based compensation	39,661	6,358	43,926	6,424
Mark-to-market loss on warrant liabilities and C-2 Notes	5,574	51,484	114,473	40,903

Adjusted EBITDA	$(70,472)	$(35,302)	$(132,003)	$(61,156)